Exhibit 21

Reliv International, Inc.

Subsidiaries of Registrant1

Nutrition 2000, Inc., a Delaware corporation

Reliv, Inc., an Illinois corporation

Reliv World Corporation, an Illinois corporation

Reliv Europe, Inc., an Illinois corporation

Reliv Australia Pty, Limited, organized under the laws of Australia

Reliv New Zealand, Limited, organized under the laws of New Zealand

Reliv Now de Mexico, S. de R.L. de C.V., organized under the laws of Mexico

Reliv Philippines, Inc., organized under the laws of the Philippines

Reliv Canada Company, organized under the laws of Canada

Reliv International Sdn. Bhd., organized under the laws of Malaysia

Reliv Singapore Pte Ltd., organized under the laws of Singapore

Reliv Europe Limited, organized under the laws of the United Kingdom

Reliv Sdn. Bhd., organized under the laws of Brunei

PT Reliv Indonesia, organized under the laws of Indonesia

SL Technology, Inc., a Missouri corporation

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1 All of our subsidiaries conduct business under their legal names as stated above.